We consent to the use in this Post Effective-Amendment No. 1 on Form N-4 to the Registration Statement No. 333-06701 of The Pruco Life Flexible Premium Varible Annuity Account of the Pruco Life Insurance Company (1) of our report dated February 15, 1996, relating to the financial statements of The Discovery Select Variable Annuity Subaccounts of the Pruco Life Flexible Premium Variable Annuity Accounts; and (2) of our report dated December 19, 1996, relating to the financial statements of The Pruco Life Insurance Company, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Parsippany, New Jersey
April 25, 1997